CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated March 1, 2021, relating to the financial statements and financial highlights of Kensington Managed Income Fund and Kensington Dynamic Growth Fund (the “Funds”), each a series of Advisors Preferred Trust, for the period ended December 31, 2020, and to the references to our firm under the headings “How Do the Boards and the Funds’ Other Service Providers Compare?”, “Auditors” and “Financial Highlights” in the Prospectus.

Cohen & Company, Ltd.
Chicago, Illinois
January 7, 2022